Exhibit 10.1

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

This Assignment of Limited Liability Company Interest dated as of May 28, 2002 (the “Assignment”), is entered into by and between Pioneer Forest, Inc., a Delaware corporation (the “Assignor”), and Successful Union Limited, a British Virgin Islands company (the “Assignee”).

W I T N E S S E T H :

WHEREAS, Pioglobal Forest, L.L.C. (the “Company”) was formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation of the Company, as filed in the office of the Secretary of State of the State of Delaware on June 15, 1999 and amended on October 1, 2000;

WHEREAS, Assignor is the sole member of the Company;

WHEREAS, pursuant to a Purchase Agreement between the Assignee and the Assignor dated as of the date hereof, Assignee will purchase all of Assignor’s right, title and interest in and to the Company (the “Interest”).

NOW, THEREFORE, the undersigned, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:

1.  Assignment.    Assignor does hereby assign, transfer and convey the Interest to Assignee.

2.  Admission.    Assignee is hereby admitted to the Company as a member of the Company. The admission shall be deemed to have occurred simultaneously upon the withdrawal of Assignor from the Company as a member of the Company, so that at all times the Company shall have at least one member.

3.  Withdrawal.    Simultaneously upon the admission of Assignee as a member of the Company, Assignor shall and does hereby withdraw from the Company as a member of the Company, shall thereupon cease to be a member of the Company, and shall thereupon cease to have or exercise any right or power as a member of the Company.

4.  Continuation.    The parties hereto agree that following the withdrawal of Assignor from the Company as a member and the admission of Assignee to the Company as a member, the business of the Company will continue without dissolution.

5.  Future Cooperation.    Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Assignment.

6.  Binding Effect.    This Assignment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

7.  Execution in Counterparts.    This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.  Governing Law.    This Assignment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A., all rights and remedies being governed by such laws, without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

PIONEER FOREST, INC.

By:	/s/ STEPHEN G. KASNET
Stephen G. Kasnet President

SUCCESSFUL UNION LIMITED

By:	/s/ TIONG IK KING
Tiong Ik King (Dr) Sole Director

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